April 17, 2007 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

                  Ohio Valley Banc Corp Reports Earnings Growth

GALLIPOLIS, Ohio - Ohio Valley Banc Corp [Nasdaq: OVBC] reported consolidated net income for the quarter ended March 31, 2007, of $1,775,000, representing an increase of 2.1 percent over the same period the prior year. Earnings per share for the first quarter of 2007 were $.42, up 2.4 percent from the $.41 earned the first quarter of 2006. Return on average assets and return on average equity remained stable at .94 percent and 11.91 percent, respectively, for the first quarter of 2007, versus .94 percent and 11.93 percent, respectively, for the same period the prior year. The increase in earnings was primarily the result of reductions in both provision for loan loss expense and noninterest expense. The expense reduction was complemented by revenue growth within noninterest income.

     The reduction in provision for loan losses was based on the evaluation of the adequacy of the allowance for loan losses. Management provided $386,000 to the allowance for loan losses for the three months ended March 31, 2007, a decrease of $280,000 from the same period the prior year. Although the ratio of nonperforming loans to total loans at March 31, 2007 of 1.60 percent was up from the .40 percent at March 31, 2006, the ratio was down from the 2.14 percent at December 31, 2006. Credit deterioration of loans occurred during 2006, primarily in the fourth quarter, resulting in the Company providing $3,731,000 to the allowance for loan losses. For the three months ended March 31, 2007, net charge-offs were up $873,000 from the same three-month period in 2006, primarily due to the charge-off of specific allocations established for nonperforming loans in 2006. Management believes that the allowance for loan losses is adequate and reflects probable incurred losses in the portfolio. The allowance for loan losses
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was 1.34 percent of total loans at March 31,  2007,  compared to 1.51 percent at
December 31, 2006 and 1.16 percent at March 31, 2006.

     For the first quarter of 2007, net interest income decreased  $282,000,  or
3.8 percent, from the same period last year. This decrease was attributable to a lower net interest margin, which was partially offset by the growth in the Company's earning assets. The net interest margin for the three months ended March 31, 2007 was 4.02%, compared to 4.25% for the same period the prior year. The net interest margin compression was related to the upward pressure of the Company's funding costs in conjunction with the higher balance of loans on nonaccrual status. The Company's average earning assets for the first quarter of 2007 were up $13,469,000, or 1.9 percent, from the first quarter of 2006.

     Partially offsetting the decline in revenue from net interest income was the increase in noninterest income. For the first quarter of 2007, noninterest income totaled $1,393,000, an increase of $114,000, or 8.9 percent, from 2006. Contributing to over half of the increase was processing fee income earned from facilitating the clearing of tax refunds for a tax software provider, a service initiated in 2006. In addition, interchange fees earned on transactions utilizing the Company's Jeanie(R) Plus debit card increased 12.6 percent. The growth in noninterest income demonstrates management's desire to leverage technology to enhance efficiency and diversify the Company's revenue sources.

     Noninterest expense totaled $5,521,000 for the first quarter of 2007, a decrease of $64,000 when compared to the previous year first quarter. Salaries and employee benefits, the Company's largest noninterest expense, was down $62,000 led by the lower full-time equivalent number of employees and lower
incentive   compensation.   The  total  of  all  remaining  noninterest  expense
categories  was  essentially   unchanged  from  the  prior  year.  The  emphasis
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management placed on expense control contributed to a stable efficiency ratio of
64.49 percent for the three months ended March 31, 2007, as compared to 64.17 percent for the three months ended March 31, 2006.

     Total assets increased $4,970,000 from year end 2006 to reach $769,331,000 at March 31, 2007. Driving asset growth for 2007 was loan growth of $3,626,000. Funding loan growth was deposit growth of $8,922,000. The excess growth in retail deposits permitted the Company to reduce borrowed funds by $4,628,000 from December 31, 2006.

     "I am extremely proud of the efforts of all the employees of Ohio Valley Banc Corp in the first quarter of 2007," stated Jeffrey E. Smith, President and CEO. "The 2% increase in both earnings and earnings per share, while modest, was the result of both their efficiency and effectiveness: efficiency in the 8.9% increase in noninterest income as well as the 1% decrease in noninterest expense compared to the first quarter of 2006; effectiveness in the 25% reduction of nonperforming loans at March 31, 2007 compared to December 31, 2006. Our emphasis for the balance of 2007 will continue to be asset quality and operating efficiency, in that order, as the challenge of net interest margin compression continues."

     Ohio Valley Banc Corp common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 15 offices in Ohio and West Virginia; Loan Central, with five consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. Learn more about Ohio Valley Banc Corp at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and
(vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and Ohio Valley undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.
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           OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                  Three months ended
                                                       March 31,
                                                 2007             2006
                                             -------------     ------------
    PER SHARE DATA
      Earnings per share                            $0.42            $0.41
      Dividends per share                           $0.17            $0.16
      Book value per share                         $14.61           $14.04
      Dividend payout ratio (a)                    40.23%           39.11%
      Weighted average shares outstanding       4,192,809        4,248,551

    PERFORMANCE RATIOS
      Return on average equity                     11.91%           11.93%
      Return on average assets                      0.94%            0.94%
      Net interest margin (b)                       4.02%            4.25%
      Efficiency ratio (c)                         64.49%           64.17%
      Average earning assets (in 000's)          $722,338         $708,869

    (a) Total dividends paid as a percentage of net income.
    (b) Fully tax-equivalent net interest income as a percentage of average earning assets.
    (c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

    OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                  Three months ended
    (in $000's)                                        March 31,
                                                 2007             2006
                                             -------------     ------------
    Interest income:
         Interest and fees on loans        $       12,440    $      11,756
         Interest and dividends on securities       1,062              884
              Total interest income                13,502           12,640
    Interest expense:
         Deposits                                   5,267            3,914
         Borrowings                                 1,164            1,373
              Total interest expense                6,431            5,287
    Net interest income                             7,071            7,353
    Provision for loan losses                         386              666
    Noninterest income:
         Service charges on deposit accounts          660              658
         Trust fees                                    56               53
         Income from bank owned insurance             180              187
         Gain on sale of loans                         39               26
         Other                                        458              355
              Total noninterest income              1,393            1,279
    Noninterest expense:
         Salaries and employee benefits             3,233            3,295
         Occupancy                                    364              334
         Furniture and equipment                      270              268
         Data processing                              194              217
         Other                                      1,460            1,471
              Total noninterest expense             5,521            5,585
    Income before income taxes                      2,557            2,381
    Income taxes                                      782              642
    NET INCOME                             $        1,775    $       1,739


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         OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

    (in $000's, except share and per share data)                                   March 31,         December 31,
                                                                                      2007               2006
                                                                                ---------------   -----------------
    ASSETS
    Cash and noninterest-bearing deposits with banks                            $       17,772    $         18,965
    Federal funds sold                                                                   1,162               1,800
         Total cash and cash equivalents                                                18,934              20,765
    Interest-bearing deposits in other financial institutions                              612                 508
    Securities available-for-sale                                                       70,435              70,267
    Securities held-to-maturity
      (estimated fair value:  2007 - $13,526, 2006 - $13,586)                           13,337              13,350
    FHLB stock                                                                           6,036               6,036
    Total loans                                                                        628,790             625,164
      Less:  Allowance for loan losses                                                  (8,400)             (9,412)
         Net loans                                                                     620,390             615,752
    Premises and equipment, net                                                          9,855               9,812
    Accrued income receivable                                                            3,322               3,234
    Goodwill                                                                             1,267               1,267
    Bank owned life insurance                                                           16,202              16,054
    Other assets                                                                         8,941               7,316
              Total assets                                                      $      769,331    $        764,361

    LIABILITIES
    Noninterest-bearing deposits                                                $       80,328    $         77,960
    Interest-bearing deposits                                                          522,380             515,826
         Total deposits                                                                602,708             593,786
    Securities sold under agreements to repurchase                                      28,087              22,556
    Other borrowed funds                                                                53,387              63,546
    Subordinated debentures                                                             13,500              13,500
    Accrued liabilities                                                                 10,720              10,691
              Total liabilities                                                        708,402             704,079

    SHAREHOLDERS' EQUITY
    Common stock ($1.00 stated value, 10,000,000 shares authorized; 2007 -
      4,639,722 shares issued,
      2006 - 4,626,340 shares issued)                                                    4,640               4,626
    Additional paid-in-capital                                                          32,615              32,282
    Retained earnings                                                                   35,465              34,404
    Accumulated other comprehensive income                                                (827)               (981)
    Treasury stock at cost (2007 - 469,002 shares, 2006 - 432,852 shares)              (10,964)            (10,049)
              Total shareholders' equity                                                60,929              60,282
                   Total liabilities and shareholders' equity                   $      769,331    $        764,361

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